Exhibit 10.2

Form of Coverage Letter

under the Alabama Aircraft Industries, Inc. Executive Retention Plan

[Letterhead of Alabama Aircraft Industries, Inc.]

[date]

_________________

_________________

_________________

Re:	Alabama Aircraft Industries, Inc. Executive Retention Plan

Dear ______________:

I am writing to inform you that Alabama Aircraft Industries, Inc. (formerly named Pemco Aviation Group, Inc.) has adopted the Alabama Aircraft Industries, Inc. Executive Retention Plan effective as of January 21, 2008 (the “Plan”). Enclosed for your review is a copy of the Plan. The Plan governs your eligibility for Plan payments and benefits, and I encourage you to read it carefully.

This letter is your “Coverage Letter” for Plan purposes, and it confirms that you are covered by the Plan as an “Eligible Employee” (see Section 2(e)-(f) of the Plan). Your “Participation Period” will be the 365-day period that immediately follows your “Termination Date” (see Sections 2(k) and 2(o)-(p) of the Plan). If you become eligible for Plan benefits, (1) you will receive payment of your “Base Salary” during the Participation Period through the active employee payroll processing system (see Sections 2(b), 3 and 4(a) of the Plan), and (2) you will receive a post-tax lump sum equal to your COBRA premiums for your entire Participation Period (see Section 4(b) of the Plan), but only to the extent that group health insurance is provided through a self-insured arrangement.

In addition to meeting other benefit eligibility requirements specified by the Plan, you must experience a “Termination” on or before December 31, 2008 and be a “Participant” in order to receive any Plan benefits (see Sections 2(j) and 2(o) of the Plan). The Plan automatically will terminate upon the later of (1) 11:59:59 p.m. on December 31, 2008 or (2) the date as of which all benefits due to be provided under the Plan have been provided.

The Plan has been made available to you in recognition of the key role that you play during this important period, the importance of your contributions to our financial success, and the significant work that lies ahead. Please keep this letter confidential, as not all employees are eligible to participate in the Plan. Feel free to contact me with any questions.

Very truly yours,

Ronald A. Aramini, President
and Chief Executive Officer